EXHIBIT 99.1


For Immediate Release
Media Contact:  Michael W. Robinson 703.312.1830 or mrobinson@fbr.com
Investor Contact: Kurt R. Harrington 703.312.9647   or kharrington@fbr.com
                                                       -------------------

                Friedman Billings Ramsey Announces Stock Purchase
                           By 50 Senior Professionals

                 Employee Group To Acquire 10% Stake in Company


ARLINGTON,  Va., June 27, 2001 - Friedman,  Billings,  Ramsey Group, Inc. (NYSE:
FBR) today announced that 50 top professionals and officers have purchased more than 4.2 million shares of existing FBR common stock. The Company also announced that it will make about 800,000 additional existing shares available to other employees. Together, these groups will represent a 10 percent interest in Friedman Billings Ramsey.

Emanuel J. Friedman, Chairman and Co-Chief Executive Officer, said: "This is a powerful statement by our senior staff. We've always had a unique entrepreneurial spirit, and with an ownership stake of this size in the hands of our senior leaders, this will be reinforced for years to come."

Friedman Billings Ramsey acquired the more than 4.2 million shares that were purchased by the senior leadership team from President and Co-Chief Executive Officer W. Russell Ramsey, who has also agreed to make about 800,000 additional existing shares available to the Company for the purchases that will be made by other employees.

Eric F. Billings, Vice Chairman and Co-Chief Executive Officer, said: "This is a classic win-win situation for our shareholders, employees, and clients. Existing shareholders will experience virtually no dilution, and the Company benefits by having its employees more invested in its future. This initiative underscores the tremendous confidence of our senior managers in the current strength and future success of Friedman Billings Ramsey."

Scott Dreyer, Senior Managing Director, Trading, who purchased stock as a part of this initiative, said: "My colleagues and I are all bullish on Friedman Billings Ramsey's future, and are thrilled to be able to increase our ownership. The high level of commitment by our senior managers is one of Friedman Billings Ramsey's greatest strengths."

The more than 4.2 million shares acquired by the Company from Mr. Ramsey were Class B shares and were purchased at $5.50 a share. Those shares were converted into Class A shares, which were then sold to the senior leadership team at the same price. Every participating employee will pay 20 percent of the purchase price in cash and will finance the remaining 80 percent with a limited recourse loan from FBR at a 6.5 percent annual interest rate.

Mr. Ramsey, who will remain a Friedman Billings Ramsey Board member and retain an equity interest in the Company, announced in February 2001 his intention to step down as President and Co-Chief Executive Officer of the Company by the end of this year. He recently launched the investment fund Capital Crossover Partners LP.

Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) is a financial holding company for businesses that provide investment banking, institutional brokerage, specialized asset management, and banking products and services. FBR provides capital and financial expertise throughout a company's lifecycle and affords investors access to a range of proprietary financial products and services. Headquartered in the Washington metropolitan area, FBR has offices in Arlington and Reston, Va., Bethesda, Md., Boston, Charlotte, Chicago, Cleveland, Dallas, Irvine, Ca., New York City, Portland, Seattle, London, and Vienna. Bank products and services are offered by FBR National Bank & Trust, member FDIC and an Equal Housing Lender. For more information, see www.fbr.com.
                                   -----------


                                      # # #

               Statements concerning future performance, developments, negotiations or events, expectations or plans and objectives for future operations or for growth and market forecasts, and any other guidance on present and future periods, constitute forward-looking statements that are subject to a number of factors risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to competition among venture capital firms and the high degree of risk associated with venture capital investments, the effect of demand for public offerings, activity in the secondary securities markets, available technologies, competition for business and personnel, and general economic, political and market conditions.